Exhibit 99.1

INVESTOR RELATIONS GROUP
News Release:

For: EnerLume Energy Management Corp.
Release:

ENERLUME ENERGY MANAGEMENT CORP. INCREASES QUARTERLY REVENUE IN
SECOND FISCAL QUARTER 2008:
 REPORTS IMPROVED MARGINS AND LOSS FROM OPERATIONS

Hamden CT, February 14, 2008 – EnerLume Energy Management Corp. (ENLU.OB, http://www.enerlume.com) reported an increase in revenue for the second fiscal quarter ended December 31, 2007, compared to the second fiscal quarter in the prior year, and reported reductions in cost of revenues that improved overall gross margin results. An improvement in the loss from operations of approximately 26% as compared to the second fiscal quarter in the prior year reflects a positive trend of fundamental gross margin growth within the energy services segment. The company noted that this fiscal quarter was negatively impacted by non-cash interest charges associated with the conversion of the company’s secured and unsecured promissory notes into equity. Additionally, the company recorded non-cash charges associated with debt discount and beneficial conversion charges primarily attributable to its term loan that was paid off with the proceeds from the sale of the food service business. The company recorded a gain on the sale of the food service business of $716,339 which helped to offset the above non-cash charges.

“The results for the quarter show that we are making continued progress in our efforts to become single-focused with the sale of the food service business and with our ability to improve our working capital by converting approximately $1.4 million of current debt into equity,” said David Murphy, president and chief executive officer of EnerLume Energy Management Corp. “We have also announced that the court granted final approval of the federal class action and federal derivative settlements, which will allow us to more clearly focus on developing our core energy conservation business.” Mr. Murphy went on to note that collectively stripping out the large non-cash charges, the loss from continuing operations has improved dramatically.

For the quarter ended December 31, 2007, EnerLume Energy Management Corp. reported a net loss of $1,946,429 or $0.17 per share on revenues from continuing operations of $2,222,727. This compares to a net loss of $1,615,372 or $0.18 per share on revenues from continuing operations of $1,636,158 for the quarter ended December 31, 2006. The company had 11,795,101 weighted average common shares outstanding in the current year compared to 8,861,597 shares in the second fiscal quarter of the prior year. The net loss and per share amounts include the food service operations and the sale of the division classified as discontinued operations.

Results for EnerLume Energy Management Corp. are presented in the following table:

QUARTER ENDED December 31	2007	2006

NET REVENUES	$2,222,727	$1,636,158

LOSS FROM OPERATIONS	(1,408,990)	(1,909,756)

OTHER EXPENSES	(1,349,968)	(141,657)

LOSS FROM CONTINUING OPERATIONS	(2,758,958)	(2,051,413)

INCOME FROM DISCONTINUED OPERATIONS	812,529	436,041

NET LOSS	(1,946,429)	(1,615,372)

PREFERRED STOCK DIVIDENDS	(2,667)	(8,000)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	(1,949,096)	(1,623,372)

LOSS PER SHARE – CONTINUING OPERATIONS	(0.24)	(0.23)
EARNINGS PER SHARE – DISCONTINUED OPERATIONS	0.07	0.05
TOTAL NET LOSS PER SHARE – BASIC AND DILUTED	$(0.17)	$(0.18)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	11,795,101	8,861,597

These financial results should be read in conjunction with EnerLume Energy Management Corp.’s Quarterly Report on Form 10-Q.

About EnerLume Energy Management Corp.

EnerLume Energy Management Corp., through its subsidiaries, provides energy management conservation products and services in the United States. Its focus is energy conservation, which includes a proprietary digital microprocessor for reducing energy consumption on lighting systems, and the installation and design of electrical systems, energy management systems, telecommunication networks, control panels, lighting systems, and alarm systems.

Contacts:

EnerLume Energy Management Corp. David. J. Murphy CEO, President 203.248.4100	The Investor Relations Group Investor Relations: Erika Moran / Tom Caden Media Contact: Lynn Granito / Steven Melfi Phone: 212.825.3210

Cautions Concerning Forward-Looking Statements

All information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of EnerLume and its subsidiaries, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with EnerLume’s entry into new commercial energy markets that require the company to develop demand for its products, its ability to access the capital markets, litigation, regulatory investigations and many other risks described in its Securities and Exchange Commission filings. The most significant of these uncertainties are described in our 2007 Annual Report on Form 10-K all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the costs, difficulties, and uncertainties related to the implementation of the early stage energy management division, organizational changes and the integration of acquired businesses; the potential loss of one or more key customer or supplier relationships or changes to the terms of those relationships; difficulties and uncertainties related to transitions in senior management; the results, consequences, effects or timing of any inquiry or investigation by or settlement discussions with any regulatory authority or any legal and administrative proceedings; the impact of previously announced restatements; difficulties or delays or increased costs in implementing our overall prospective business plan; and general economic and market conditions. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

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